Exhibit 99.1

TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:

Karen Breen

303-397-8592

TeleTech Announces First Quarter 2010 Financial Results

Achieves First Quarter 2010 Revenue of $272 Million and $0.21 in Fully Diluted Earnings Per Share;

Solid Operational Performance Drives First Quarter Cash Flow From Operations of $51 Million;

Ends the First Quarter with $134 Million in Cash and No Borrowings on its Credit Facility

Englewood, Colo., May 5, 2010 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of technology-enabled business process outsourcing (“BPO”), revenue generation and on-demand solutions, today announced financial results for the first quarter ended March 31, 2010.  The Company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2010.

“We had a number of key accomplishments during the first four months of 2010, including launching our on-demand solution for the U.S. Census program and signing an estimated $55 million of incremental revenue from new business wins,” said Ken Tuchman, chairman and chief executive officer. “We are very encouraged by the number of new client logos and the size of opportunities with both existing and prospective clients in our sales pipeline.  As the economic outlook improves for many of our clients and we continue to further strengthen and expand our sales efforts, we are confident that we will close a number of meaningful new business opportunities in the coming months.  We continue to deliver on our clients’ goals to increase revenue, optimize processes, reduce risk and maximize the customer experience to further improve the financial and operational performance for both our clients and for TeleTech.”

FIRST QUARTER 2010 FINANCIAL HIGHLIGHTS

For the first quarter 2010, TeleTech reported revenue of $271.5 million, income from operations of 7.1 percent of revenue, and fully diluted earnings per share attributable to TeleTech shareholders of 21 cents.

TeleTech’s first quarter 2010 revenue was $271.5 million compared to $304.0 million in the year-ago period.  The migration of certain client programs to offshore locations and lower volumes for its clients’ products or services contributed to the decline.  Revenue from TeleTech’s offshore locations in the first quarter accounted for $123.2 million or 45 percent of total revenue.

TeleTech’s first quarter 2010 gross margin improved by 30 basis points to 28.3 percent from 28.0 percent in the year-ago quarter.  This improvement was primarily due to the increased delivery of professional services and technology-based on-demand offerings, the proactive management of the Company’s workforce-related expenses and continued expansion of services provided from its geographically diverse delivery centers.

TeleTech’s first quarter 2010 income from operations was $19.3 million or 7.1 percent of revenue, representing a 40 basis point improvement from $20.3 million or 6.7 percent of revenue in the year-ago quarter.  Income from operations for the first quarter 2010 and 2009 included $1.5 million and $2.3 million, respectively, of unusual charges related to restructuring and asset impairments.

Excluding the unusual charges for both periods mentioned above, TeleTech’s first quarter 2010 non-GAAP income from operations was $20.8 million, or 7.7 percent of revenue, as compared to 7.5 percent in the year-ago quarter.  This increase in operating margin is due to the improvement in gross margin as outlined above, along with proactive management of the Company’s selling and general administrative expenses.

First quarter 2010 fully diluted earnings per share attributable to TeleTech shareholders was 21 cents compared to first quarter 2009 fully diluted earnings per share of 23 cents. Excluding unusual charges for both periods, TeleTech’s first quarter 2010 non-GAAP fully diluted earnings per share attributable to TeleTech shareholders was 22 cents compared to 26 cents in the year-ago quarter.

OTHER BUSINESS HIGHLIGHTS

New Business

During the first four months of 2010 TeleTech signed an estimated $55 million in revenue from both new and existing clients.

Strong Balance Sheet Continues to Fund Operations and Share Repurchases

•                  As of March 31, 2010, TeleTech had cash and cash equivalents of $134 million, no borrowings on its credit facility and total other debt of $6.8 million, resulting in a net positive cash position of $127 million.

•                  Free cash flow for the first quarter 2010 was $44.8 million compared to $45.6 million in the year-ago quarter.

•                  Capital expenditures in the first quarter 2010 were $6.6 million, down from $8.5 million in the first quarter 2009.

•                  TeleTech repurchased approximately 1.1 million shares of common stock during the first quarter 2010 for a total cost of $19.6 million.  As of March 31, 2010, there was approximately $31 million authorized for future share repurchases.

BUSINESS OUTLOOK

As many companies are seeing signs of economic improvement, they are returning their focus to revenue growth and customer retention, which has resulted in significant expansion of TeleTech’s sales pipeline. TeleTech is currently in advanced discussions with multiple clients on meaningful new business opportunities and believes that several of these opportunities will close in the coming months and will offset lower expected volumes with certain clients. Accordingly, TeleTech believes 2010 revenue will approximate $1.1 billion and operating margin will range between 8 and 9 percent, excluding any unusual charges.

CONFERENCE CALL

A conference call and webcast with management will be held on Thursday, May 6, 2010 at 8:30 a.m. Eastern Time. You are invited to join the live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Thursday, May 20, 2010.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: Free Cash Flow, Non-GAAP Income from Operations, Non-GAAP EBITDA and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A

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reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release.

ABOUT TELETECH

TeleTech is one of the largest and most geographically diverse global providers of technology-enabled business process outsourcing solutions. TeleTech and its subsidiaries have a 28-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. TeleTech and its subsidiaries have developed deep domain expertise and support more than 270 business process outsourcing programs serving approximately 90 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 42,500 employees utilizing 34,700 workstations across 69 delivery centers in 16 countries. For additional information, visit www.teletech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: achieving estimated revenue from new, renewed and expanded client business as volumes may not materialize as forecasted, especially due to the global economic slowdown; achieving profit improvement in our International BPO operations; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients; our ability to execute our growth plans, including sales of new products; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO services market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, fires, pandemic, or terrorist—related events; risks associated with attracting and retaining cost—effective labor at our delivery centers; the possibility of asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that adversely impacts our tax obligations, health care costs or the BPO and customer management industry. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of May 5, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2010	2009

Revenue	$271,526	$304,030

Operating Expenses:
Cost of services	194,618	218,842
Selling, general and administrative	43,408	48,515
Depreciation and amortization	12,724	14,062
Restructuring charges, net	1,469	303
Impairment losses	—	1,967
Total operating expenses	252,219	283,689

Income From Operations	19,307	20,341

Other income (expense)	(211)	726

Income Before Income Taxes	19,096	21,067

Provision for income taxes	(5,054)	(5,180)

Net Income	14,042	15,887

Net income attributable to noncontrolling interest	(755)	(824)

Net Income Attributable to TeleTech Shareholders	$13,287	$15,063

Net Income Per Share Attributable to TeleTech Shareholders

Basic	$0.21	$0.24

Diluted	$0.21	$0.23

Income From Operations Margin	7.1%	6.7%
Net Income Attributable to TeleTech Shareholders Margin	4.9%	5.0%
Effective Tax Rate	26.5%	24.6%

Weighted Average Shares Outstanding
Basic	61,877	63,908
Diluted	63,483	64,300

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In thousands)

(unaudited)

	Three months ended
	March 31,
	2010	2009

Revenue:
North American BPO	$207,942	$228,886
International BPO	63,584	75,144
Total	$271,526	$304,030

Income (Loss) From Operations:
North American BPO	$19,788	$25,427
International BPO	(481)	(5,086)
Total	$19,307	$20,341

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$133,898	$109,424
Accounts receivable, net	200,120	216,614
Other current assets	72,491	76,337
Total current assets	406,509	402,375

Property and equipment, net	122,438	126,995
Other assets	110,482	110,797

Total assets	$639,429	$640,167

LIABILITIES AND EQUITY
Total current liabilities	$147,955	$145,966
Other long-term liabilities	36,292	38,300
Total equity	455,182	455,901

Total liabilities and equity	$639,429	$640,167

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2010	2009

Reconciliation of Gross Margin:

Revenue	$271,526	$304,030
Cost of services	194,618	218,842
Gross margin	$76,908	$85,188

Gross margin percentage	28.3%	28.0%

Reconciliation of EBIT & EBITDA:

Net Income attributable to TeleTech shareholders	$13,287	$15,063
Interest income	(574)	(807)
Interest expense	817	843
Provision for income taxes	5,054	5,180
EBIT	$18,584	$20,279

Depreciation and amortization	12,724	14,062

EBITDA	$31,308	$34,341

Reconciliation of Free Cash Flow:

Cash Flow From Operating Activities:
Net income	$14,042	$15,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,724	14,062
Other	24,666	24,062
Net cash provided by operating activities	51,432	54,011

Less - Total Capital Expenditures	6,608	8,455

Free Cash Flow	$44,824	$45,556

Reconciliation of Non-GAAP Income from Operations:

Income from Operations	$19,307	$20,341
Restructuring charges, net	1,469	303
Impairment losses	—	1,967
Equity-based comp review and restatement expenses	—	276

Non-GAAP Income from Operations	$20,776	$22,887

Reconciliation of Non-GAAP EPS:

Net Income attributable to TeleTech shareholders	$13,287	$15,063
Add: Asset impairment and restructuring charges, net of related taxes	987	1,530
Add: Equity-based comp review and restatement exp, net of related taxes	—	186

Non-GAAP Net Income attributable to TeleTech shareholders	$14,274	$16,779

Diluted shares outstanding	63,483	64,300

Non-GAAP EPS attributable to TeleTech shareholders	$0.22	$0.26

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2010	2009

Reconciliation of Non-GAAP EBITDA:

Net Income attributable to TeleTech shareholders	$13,287	$15,063
Interest income	(574)	(807)
Interest expense	817	843
Provision for income taxes	5,054	5,180
Depreciation and amortization	12,724	14,062
Asset impairment and restructuring charges	1,469	2,270
Equity-based comp review and restatement expenses	—	276
Equity-based compensation expenses	3,188	3,614

Non-GAAP EBITDA	$35,965	$40,501